Issuer Free Writing Prospectus, dated June 7, 2017

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated June 7, 2017

Registration Statement No. 333-202046

Toll Brothers Finance Corp.

$150,000,000 4.875% Senior Notes due 2027

Guaranteed on a Senior Basis by

Toll Brothers, Inc.

and Certain of its Subsidiaries

Pricing Term Sheet

This pricing term sheet to the Preliminary Prospectus Supplement dated June 7, 2017 (the “Preliminary Prospectus Supplement”) related to the offering of the notes described above should be read together with the Preliminary Prospectus Supplement, and the information incorporated by reference therein, before making an investment decision with regard to the notes. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent that it is inconsistent therewith. Capitalized terms used but not defined in this pricing term sheet shall have the meaning ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Toll Brothers Finance Corp.
Security:	4.875% Senior Notes due 2027, which will constitute an additional issuance of, be fungible with, rank equally with and form a single series of securities with the $300,000,000 aggregate principal amount of 4.875% Senior Notes due 2027 (the “existing notes”) previously issued.
Size:	$150,000,000
Net Proceeds to Issuer Before Expenses:	$154,507,500, plus accrued interest from, and including, March 10, 2017 to, but excluding, June 12, 2017, totaling $1,868,750.
Maturity:	March 15, 2027
Coupon:	4.875%
Public Offering Price:	103.655% of the principal amount, plus accrued interest from, and including, March 10, 2017 to, but excluding, June 12, 2017, totaling $1,868,750.
Yield to Worst:	4.400%
Optional Redemption:	Make-whole call at T+50 bps prior to December 15, 2026 (or, if greater, at 100% of the principal amount being redeemed), plus accrued and unpaid interest. On or after December 15, 2026, redeemable at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Interest Payment Dates:	March 15 and September 15 commencing September 15, 2017
Trade Date:	June 7, 2017
Settlement:	T+3; June 12, 2017
Ratings*:	Ba1 (stable) (Moody’s) BB+ (stable) (S&P) BBB- (stable) (Fitch)
CUSIP:	88947E AS9
ISIN:	US88947EAS90
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC
Lead Manager:	PNC Capital Markets LLC
Co-Managers:

Capital One Securities, Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Citizens Capital Markets, Inc.

Comerica Securities, Inc.

Fifth Third Securities, Inc.

Regions Securities LLC

TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC that are incorporated by reference in the Preliminary Prospectus Supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Mizuho Securities USA LLC toll free at 1-866-271-7403, SunTrust Robinson Humphrey, Inc. toll free at 1-800-685-4786 or Wells Fargo Securities, LLC, toll free at 1-800-645-3751.

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